Exhibit 99.2

C O R P O R A T E    PA R T I C I P A N T S

Steven Gerard CBIZ, Inc – Chairman, CEO

Ware Grove CBIZ, Inc – CFO

C O N F E R E N C E    C A L L    P A  R T I C I P A N T S

Jim Macdonald First Analysis Securities – Analyst

Josh Vogel/ Sidoti & Co – Analyst

P R E S E N T A T I O N

Operator

Welcome to the CBIZ fourth quarter and year end 2011 results conference call. The conference has now begun. The host for today’s call will be Steven Gerard, Chairman and CEO of CBIZ. All participants are muted, and there’ll be a question-and-answer session at the end of this call.

At this time, I’d like to turn it over to Steven Gerard, CEO and Chairman of CBIZ.

Steven Gerard – CBIZ, Inc – Chairman, CEO

Good morning, everyone, and thank you for calling in to our fourth quarter and full year conference call. Before I begin with my comments, I’d like to remind you of a few things. As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in, however, I ask that if you have questions, you’ll hold then until after the call and we’ll be happy to address them at that time. The call is also being webcast and you can access the call over our website. You should all have received a copy of the release we issued this morning. If you didn’t, you can access it on our website or call our corporate office.

Finally, please remember that during the course of the call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can, and sometimes do, differ materially from those projected in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K and press releases.

Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer. Prior to the opening this morning, we were pleased to report our fourth quarter and full year numbers for 2011. And in a year where we did not see any significant improvement in the economy or the economic factors that impact our clients, we were pleased to report financial information that was consistent with the guidance we gave last February, including the fact that our earnings per share were reported at $0.58 compared to a normalized $0.52 for the prior year, up over 11%, a slight increase in our revenue and the continuation of our very strong cash flow generating capability. I’d like to turn it over to Ware Grove now to give you the details, and then I’ll be back to talk about our 2012 outlook and other factors affecting the business.

Ware Grove – CBIZ, Inc – CFO

Thanks, Steve, and good morning, everyone. As is our normal practice, I want to take a few minutes to run through the highlights of the numbers we released for the fourth quarter and the year ended December 31, 2011. We’re pleased to report results for the full year that are in-line with our expectations. As we expected, the economic environment that affects the mid-size businesses, typically served by CBIZ, continued to present a challenge to achieving any substantial revenue growth throughout the year. As a result, we continue to carefully manage our costs in order to protect our earnings in this environment. Our headcount, adjusted for acquisitions, is down about 5.1% compared with a year ago. So we are aligning resources appropriately to our revenue.

For the year ended December 31, 2011, we reported earnings per share from continuing operations of $0.58 a share compared with $0.48 a year ago, which is a 21% improvement. As we have commented throughout this past year, however, remember that results in 2010 included charges of $0.02 per share for lease restructuring in connection with an acquisition in the first quarter of last year and $0.02 per share for financing costs incurred in the third quarter of last year. Normalizing the 2010 results to exclude these charges, the $0.58 per share reported for 2011 is 11.5% higher than a normalized $0.52 per share a year ago.

Now total revenue for 2011 was $733.8 million, an increase of $3.4 million or 0.5% over total revenue reported a year ago. Bear in mind the sale of our individual wealth management business during the first quarter of this year; that business generated about $6.6 million of revenue in 2010. So if you make an adjustment for the sale of this operation, total revenue increased by about $10 million this year, or by 1.4% compared with a year ago. Now for the full year, same-unit revenue declined by 1.3% compared with the year earlier. Despite the challenges throughout 2011, we are seeing some modest improvements. And sequentially, this year’s decline of 1.3% represents a trend of steady improvement that we’ve seen over the past two years.

Now turning to our segments, as we indicated throughout last year, we continue to face challenges with lower reimbursement rates impacting our Medical Management Professionals segment. Revenue within this group declined by $7.4 million for the full year, or by 5%, with revenue in the fourth quarter declining by $3 million, or 8.1% compared with the year earlier. Now the volume of procedures has essentially stabilized within this business, but deterioration in the reimbursement rate impacted our revenue particularly within the radiology specialty. Now as you look at the Medical Management Professionals results for the year, you will note that the earnings contribution was essentially flat compared with the prior year. The Management team and all the associates within this group have done an outstanding job gaining productivity so that costs have been managed significantly lower over the past year mitigating the impact of the $7.4 million decline in revenue. As a result, the margin on this business segment has improved slightly.

Now within the Financial Services group, total revenue increased by $11.1 million, or by 2.9% in 2011. In 2011, the contribution from this group was relatively flat compared to the prior year as the revenue growth we achieved through acquisition occurred largely in the second half of the year where seasonally this business typically breaks even or experiences relatively lower margins compared with the first half of the year. Same-unit revenue for this group however, declined by 1.4% for the full year. During the year, the value of the work has remained somewhat soft but our pricing and yield has remained strong. We are seeing signs of improvement within this group and business is relatively stable as we enter 2012.

Now looking at the Employee Services segment, total revenue declined by 1.7% for the full year. This decline was primarily due to the impact of the sale of individual wealth management business that I commented on earlier, which occurred in the first quarter of 2011. Same-unit revenue for this group increased by 0.3% for the full year and this was led by strength in our retirement plan advisory business, our human resources recruiting and consulting business and in our payroll business. The property and casualty market continued to be soft throughout the year and we continue to experience some softness in our Employee Benefits business as lower levels of employment combined with employer plan design changes that moved toward lower cost plans are both factors that have continued to cause softness within this business.

You will note that the contribution and the margin were lower in this segment for the full year compared with a year ago. A good share of this margin decline was due to lower carrier bonus commissions this year in both the benefits and property and casualty lines of service. In addition, during 2011, we made significant investments in people to strengthen our leadership team within this segment and enhance our sales force within this group, and so our costs increased a bit as a result of these actions.

Now as you look at costs in the consolidated numbers, let me remind you to consider the impact of gains or losses on the deferred compensation plan assets, which have an impact on operating costs and G&A costs that we report. Normalizing to exclude the impact of these gains or losses, for the full year 2011 gross margin was flat at 12.2% in each of 2011 and 2010, while G&A expense rose to 4.3% of revenue in 2011 compared with 4% of revenue the prior year. Now as we have commented earlier throughout the year, the increase in G&A expense in 2011 was largely due to increased legal fees. You may remember that in 2010 we received a favorable settlement of approximately $1.1 million that served to effectively reduce the reported expenses in 2010. And we also incurred somewhat higher legal expenses throughout 2011 compared with the prior year.

Now our effective tax rate for the full year came in at approximately 39.1%, which is a bit lower than the 40% expectation for the year. This compares with 37.7% a year earlier. The increased tax rate year-over-year impacted our reported earnings per share by about $0.015 in 2011 when you compare it to 2010. Looking forward to 2012, we expect an effective tax rate of approximately 40% at this stage.

Now interest expense for the full year in 2011 was higher by approximately $2 million compared to the prior year, and this impacted margin by about 30 basis points. Of course, the increased interest expense is due to the additional debt outstanding in 2011 compared with the prior year, and that relates to the share repurchase activity and financing activity that occurred in the third quarter of 2010.

Looking at cash flow, cash flow continues to be very strong. At December 31, 2011, the outstanding balance on our $275 million unsecured credit facility was $145 million. That is an increase of $26 million from $119 million balance at the beginning of the year. During the year we used $39.3 million of this credit facility to pay the remaining balance due on the 3.125% convertible notes that were due in June, and in addition we used $29.3 million for acquisition and related earnout payments and $8.9 million during the year to repurchase 1.4 million shares.

So, to sum this up, these payments represent approximately $78 million of the use of funds for non-operating purposes and the outstanding balance on the credit agreement increased by only $26 million. So the difference of over $50 million comes from funds generated from operating activities. And we’ve consistently generated that level of operating cash flow the last couple of years. During the year we used $4.3 million to fund capital expenditures, approximately $600,000 in the fourth quarter.

Now purchasing 1.4 million shares of our common stock in 2011 is consistent with our plan to purchase shares in order to neutralize the diluted impact of new shares issued for share grants and acquisitions. Going into 2012, our top priority to utilize capital continues to be directed towards strategic acquisitions as it has been in the past. We will however, opportunistically repurchase a small number of shares, perhaps 1 million to 2 million shares in order to keep the share count constant. As a result, our expectation for share count for the full year 2012 is approximately 50 million shares, or essentially unchanged from 2011.

Now looking ahead, future earnout obligations on acquisitions already completed, assuming maximum payments earned, are $22.8 million in 2012, $9.7 million in 2013, $3.6 million in 2014 and a remaining $2.1 million in 2015, which represents a total maximum earnout obligation of approximately $38 million over the next 4 years. Given our steady ability to generate cash in excess of $50 million per year from operating activities, we have the flexibility and adequate resources to accomplish this and balance this against other opportunities to continue the share repurchase activities I just described and continue our acquisition activity as we have in the past.

Days sales outstanding, the measure of how quickly we convert receivables into cash, stood at 71 days at year end 2011 compared with 72 days a year ago. Bad debt in 2011 was at 84 basis points of revenue, and this compares with 61 basis points of revenue in 2010, so that increased a few basis points.

Turning to 2012 as we commented earlier, we have seen modest improvements in economic conditions throughout the year. We expect a continuation of reimbursement rate pressures to impact our ability to achieve same-unit revenue growth in Medical Management Professionals, but general economic conditions that impact the mid-size businesses that we typically serve through our Financial and Employee Services groups are slowly improving. As a result, we expect to achieve improvements in our organic growth in 2012, and when combined with the impact of acquisitions that we’ve already announced, we expect to achieve an increase in total revenue of between 3% and 4% in 2012 compared to 2011.

Although revenue growth is expected to be relatively modest in 2012, we do expect to increase earnings per share within a range of 6% to 8% over the $0.58 per share that we just reported for 2011, as we intend to leverage revenue growth and continue to improve margins. Cash flow in 2012 will continue to be strong and EBITDA is expected to improve from about $82 million reported for 2011 to approximately $85 million in 2012. We are continuing to evaluate a lengthy list of potential acquisitions, and beyond the two transactions that we already announced in January of 2012, we expect to complete another three to five transactions during the year as we have in prior years. So with those comments, let me conclude and I’ll turn it back over to Steve.

Steven Gerard – CBIZ, Inc – Chairman, CEO

Thank you, Ware. Let me reiterate a few of the key points for 2012. We are going to be expecting and believe we have a good chance of achieving low single-digit organic growth in both our Financial Services and our Employee Services business in 2012, and that will offset the possibility of a decline in MMP’s business of again low single-digit growth. There are steps being taken in the MMP business to mitigate any deterioration that might come from revenue loss. But let me remind you that they did a superhuman job in 2011 by offsetting $7.5 million of expenses, and I’m not confident at this point about how much more we’ll be able to get out of the expense space, but I know that every effort is being put towards that.

As Ware has mentioned, we have a very robust backlog of potential acquisitions, it is as strong now as it has been in the past. We view the inevitable consolidation in actually all three of our key businesses as moving ahead, so we are somewhat positive on our ability to do our typical three to five transactions in addition to the two that closed this year. Underscoring all of this, is our expectations that our EBITDA and our cash flow will again continue to increase in 2012 over the 2011 level. Let me stop at this point and take questions from our analysts and shareholders and then come back and sum up.

Q U E S T I O N    A N D    A N S W E R

Operator

(Operator Instructions) Jim.

Jim Macdonald – First Analysis Securities – Analyst

Could you give us the same-store break out by segment for the quarter possibly?

Ware Grove – CBIZ, Inc – CFO

Yes, I can do that. Jim, the same-store revenue in the fourth quarter for Financial Services was down 3.4%, it actually grew by roughly 2.2% in Employee Services and it was down roughly 8.1% in our Medical Management Professionals group. So when you count those altogether, we were down 3% in the fourth quarter.

Jim Macdonald – First Analysis Securities – Analyst

And Financial Services had a negative contribution in the fourth quarter for the first time in a while, any thoughts on that? I mean some of it may have related to the Rabbi Trust issue, but—

Ware Grove – CBIZ, Inc – CFO

Yes, a couple of things, Jim, beyond the Rabbi Trust issue, it’s a seasonally difficult time of the year both third and fourth quarters. So typically these businesses don’t have much margin to work with or much room for error. And this year with the acquisition of our Memphis operation in August, proportionally, we had that new revenue coming in at really low margins, at best, in the third and primarily in the fourth quarter with some losses coming from that new operation, and that was not unexpected by the way.

We also had some clients in one of our major very successful operations, significant clients, which elected to defer some work that was initially scheduled for the second half of 2011. And that work has been deferred into 2012. We’re very confident that work will get done, we are disappointed to see that the client elected to defer the work, so that had an impact on— because we had the resources in place, and that impacted both revenues and margins in the fourth quarter. We also ticked up a little bit in our bad debt expense in the quarter, so that also had an impact on the margins in the fourth quarter for Financial Services.

Steven Gerard – CBIZ, Inc – Chairman, CEO

But Jim, as we look at it, there’s nothing systemic that we’ve been able to identify in the fourth quarter that we’re particularly concerned about, especially in Financial Services which is 54% of our revenue in any given quarter. Based on certain projects, this thing can swing one way or the other. So you’ve identified a really good point and we’ve spent a lot of time looking at it, I view it much more of a timing and an aberration issue more than anything else.

Jim Macdonald – First Analysis Securities – Analyst

Is a way to look at it, I mean that you expect , well you made the Memphis acquisition which is sort of going to hopefully pay off in the first and second quarter, but also that you expect improved activity in the first and second quarters, so you needed to keep the resources in place, is that possibly a way to look at it?

Ware Grove – CBIZ, Inc – CFO

Yes, certainly, and particularly for the Kansas City engagements I talked about, those resources were in place and that work unfortunately was deferred. But absolutely, we think the business is relatively stable, and as we’ve commented before, we have to prudently manage headcount resources with a view towards next year’s tax and audit season which occurs in the first four to five months. So we carry those resources through the fourth quarter and that does have an impact.

Jim Macdonald – First Analysis Securities – Analyst

Great, I’ll get back in queue for some other ones.

Josh Vogel/ Sidoti & Co – Analyst

Thank you, good morning, Steve and Ware. Of the work you were just talking about that was deferred into 2012, you think that it is a back half 2012 event, or is it work that you’ll start doing in the first half of the year?

Steven Gerard – CBIZ, Inc – Chairman, CEO

It’s probably a little bit of both, Josh, and what Ware was giving you was that unfortunately Financial Services declined in the quarter there was no one item you could look to, it’s really a combination of a lot of small items. So this is just one factor. I wouldn’t get too far ahead of myself in trying to extrapolate that into the first quarter, but we don’t expect we’ll lose that business in 2012.

Josh Vogel/ Sidoti & Co – Analyst

Okay, great. And you guys did a great job of hitting upon most of my questions but I did just have a question about the acquisitions, the five that you’ve completed since August of last year. I was wondering if you could just talk about the organic revenue trends you’ve seen within those businesses compared to your legacy operations, and I guess notably with regard to TD, which was the biggest deal you completed?

Ware Grove – CBIZ, Inc – CFO

Yes, Josh, without going into specifics, most of the acquired businesses that we have done in recent years are performing to expectations. As we’ve been through this before when we do an acquisition, the earnout subsequent to closing is based on some growth goals over the next two or three years post closing. Now the environment the last couple of years has been tough for everyone, and our newly acquired businesses are not immune to those pressures. So of the 9 or 10 transactions that we’ve done since 2009, the vast majority are operating in line with our expectations. There are a couple of them that are falling behind, but not significantly.

Steven Gerard – CBIZ, Inc – Chairman, CEO

Yes, but Josh, generally, if you go back and look over five years, our newly acquired businesses produce better margin results than our existing business. Part of that is driven by the earnout for sure, part of it is driven by an energy that a new business brings. But if you look statistically, we tend to do better with the newer acquisitions than most of the legacy businesses.

Josh Vogel/ Sidoti & Co – Analyst

Okay great. And just lastly from a housekeeping perspective, do you have an idea of where CAPEX will come in for 2012?

Ware Grove – CBIZ, Inc – CFO

Yes, we expect it again to be in that $4 million to $6 million range. We’ve been there the last couple of years, we don’t have any big projects, that’s not the character of our business, so I would say in the $4 million to $6 million range next year.

Josh Vogel/ Sidoti & Co – Analyst

Okay, perfect. Thanks, I’ll jump back into queue.

Operator

Jim.

Jim Macdonald – First Analysis Securities – Analyst

I’m back again. Could we go over what you’re currently seeing with the change in brokerage commissions in the ES business and where you’re coming out on that and whether that’s impacting you at all?

Steven Gerard – CBIZ, Inc – Chairman, CEO

Jim, we’re not seeing any significant change in our clients’ view of the fees now that they’re being broken out. They respect the consultative nature of what we do and they understand the value. So as of today, and I think I indicated in the February call, we didn’t expect much impact in 2012 and there really hasn’t been much of an impact from the disclosures coming out of the MOR business. The group health industry is wrestling with bigger issues dealing with lower employment and planned design changes at lower revenue and stuff like that. But as of now, we’ve not seen anything significant from the client and quite frankly, we’re not seeing anything significant from the carriers. There are still one or two who made some changes earlier in the year and there are others that are watching the landscape. But as of today, we haven’t seen much of an impact and I’m not expecting we’ll see a significant impact in 2012.

Jim Macdonald – First Analysis Securities – Analyst

Okay, and specifically in MMP, you are getting some issues related to radiology reimbursement and presumably there’s more impact in 2012. What can you see going forward, or has most of that been anniversaried, or is there more to come?

Steven Gerard – CBIZ, Inc – Chairman, CEO

I would expect 2012 to see a deterioration in revenue per procedure. That’s already set by the reimbursement rates by certain technical procedures that are done in certain categories of radiological reports, so we expect that’ll happen this year. How much of that we can make up with new business and how much of that we can make up with further process improvements isn’t clear at this point, but I certainly expect that on a same clients basis, revenue per procedure in radiology will tick down a little bit, perhaps not as much as we’ve seen the last two years. And there’s no clear evidence as to whether we bottomed out or not with respect to what Congress might or might not do, all we know is we know what the rates are in fact going to be for the rest of 2012.

Jim Macdonald – First Analysis Securities – Analyst

And can you give us any kind of numerical impact? I’m seeing numbers like 3% to 5% for radiology, you’re not 100% radiology, so is—

Steven Gerard – CBIZ, Inc – Chairman, CEO

No, 3% to 5% would be too high in taking a look at a flat revenue number, it would be somewhat less than that.

Jim Macdonald – First Analysis Securities – Analyst

Okay. And on a different subject, any thoughts or impact so far of McGladrey going private?

Steven Gerard – CBIZ, Inc – Chairman, CEO

No. The McGladrey was and continues to be a very good competitor. It probably cleared up some internal uncertainty as to what was going to happen. They did an excellent job in maintaining their client base through their public trials and tribulations, but now that they are consolidated into one firm, we haven’t seen any greater impact on us than we had before.

Jim Macdonald – First Analysis Securities – Analyst

Okay, thanks very much.

Operator

And at this time, there are no more questions in the queue.

Steven Gerard – CBIZ, Inc – Chairman, CEO

Okay. Well on behalf of CBIZ, I want to again thank our analysts for their support, for our shareholders for their support and particularly now, for our associates. This has been another difficult year primarily made difficult by external factors so that no matter how hard we worked, we still were running into headwinds. You all did a great job, I’m proud of each and every one of you. The results continue to prove the sustainability of the model and our ability to generate cash, our ability to hang on to and service our clients with an extraordinarily high retention rate. So we should all be very proud of that. As we look into 2012, I think we’re feeling a little bit better. I think we see a little bit of light so I thank you for your hard work last year and hope I can join you in high-fiving on some of the results that we’re likely to see in 2012. With that, thank you and look forward to talking to you after the first quarter.

Operator

This call has concluded. Thank you for your participation.